Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Miguel Iribarren	Joseph N. Jaffoni
MIDWAY GAMES INC.	Jaffoni & Collins Incorporated
(773) 961-2222	(212) 835-8500
miribarren@midway.com	mwy@jcir.com

MIDWAY REPORTS Q4 NET INCOME OF $17.6 MILLION AND DILUTED EPS OF $0.19

- 2004 Full Year Revenues Rise 75% -

CHICAGO, Illinois, February 28, 2005 -- Midway Games Inc. (NYSE:MWY) today announced results of operations for the fourth quarter and year ended December 31, 2004. The Company also provided revenue and earnings guidance for the quarter ending March 31, 2005 and year ending December 31, 2005.

FOURTH QUARTER RESULTS

Revenues for the 2004 fourth quarter were $77.2 million, up 156% from $30.1 million in the 2003 fourth quarter. Net income was $17.6 million in the 2004 fourth quarter, compared with a 2003 fourth quarter net loss of $27.8 million. Income applicable to common stock was $17.6 million or $0.19 per diluted share in the 2004 fourth quarter, compared with a 2003 fourth quarter loss applicable to common stock of $28.6 million or $0.52 per diluted share. The 2004 fourth quarter results include $5.6 million of charges related to the writedown of capitalized product development costs which were offset by other income of $5.0 million due to a settlement that reduced liabilities to Midway’s former parent, WMS Industries Inc. The 2003 fourth quarter results included $5.9 million of charges related to the writedown of capitalized product development costs.

Other key operating and financial highlights include:

•	Midway released two new titles in North America: Mortal Kombat: Deception for PlayStation 2 and Xbox, and Midway Arcade Treasures 2 for PlayStation 2, Xbox and GameCube;

•
On November 30, 2004 Midway announced it acquired Paradox Development, the Moorpark, California-based studio working on Midway’s upcoming new videogame, Mortal Kombat: Shaolin Monks. The acquisition facilitates the Company’s plans to deliver games based on the Mortal Kombat franchise on an annual basis;

•	Midway was the #1-ranked software publisher of games released in all of 2004 based on average review scores on Gamerankings.com for independent publishers with more than one reviewed product; and,

•	Three titles surpassed the one million units shipped milestone (worldwide) during the fourth quarter: Mortal Kombat: Deception, NBA Ballers, and Midway Arcade Treasures.

FULL YEAR RESULTS

Revenues for the year ended December 31, 2004 were $161.6 million, up 75% from $92.5 million in the year ended December 31, 2003. The net loss was $19.9 million, compared with a net loss of $115.2 million in the prior year. The loss applicable to common stock was $24.7 million or $0.34 per share, compared with a loss applicable to common stock of $117.9 million or $2.43 per share in the prior year. The results for the year ended December 31, 2004 include:

•	$9.8 million of charges relating to the writedown of capitalized product development costs;

•	$5.0 million of other income due to a settlement that reduced liabilities to Midway’s former parent, WMS Industries Inc.

•	$2.3 million of accelerated imputed preferred stock dividends which were recorded upon the conversion of 4,304 shares of preferred stock to common stock during June - July 2004;

•	$1.8 million reduction in administrative expenses resulting from the favorable settlement of a litigation matter and the associated reduced reserves for this matter; and

•	$1.6 million of charges associated with the departures of two senior executives.

The results for the year ended December 31, 2003 included:

•	$33.2 million of charges relating to the writedown of capitalized product development costs;

•	$9.7 million of restructuring and other charges related to the consolidation of California product development and marketing operations;

•	$9.5 million of charges associated with the departure of a senior executive; and
•	$2.0 million of administrative expenses due to reserves established for a litigation matter.

“Our 2004 fourth quarter results cap a year of progress at Midway which has positively repositioned the Company for the future,” commented President and Chief Executive Officer, David F. Zucker. “By focusing on improving our key operating functions such as product development and marketing, Midway produced much higher quality games and generated much better visibility and demand for our games in 2004. In addition to the progress we made in improving our operations, we also made several strategic acquisitions and partnerships that strengthened our product development capabilities, brought us key franchise content and extended our reach into new markets, such as PC games,” added Mr. Zucker.

OUTLOOK

For the year ending December 31, 2005, Midway expects revenues to grow approximately 40% to $225 million and expects a net loss of approximately $38 million including approximately $2 million of stock options expense in the second half of the year. The benefits of continued revenue growth will be offset in 2005 by investment in titles releasing in 2006 and 2007 for next generation consoles. For the quarter ending March 31, 2005, the Company expects revenues of approximately $14 million and a net loss of approximately $18 million. The Company expects to release Mortal Kombat: Deception for GameCube and NARC for PlayStation 2 and Xbox in North America during the quarter.

“We look to build on the progress we made in 2004 by continuing to pursue major franchise products and by continuing to build industry-leading product development and marketing organizations. We believe that further strengthening these functions will lay the foundation for successfully navigating the upcoming console transition while expanding and diversifying our revenue base to achieve the size and scale necessary to generate consistent and significant profits,” remarked Mr. Zucker. “We will continue to invest heavily during 2005, particularly in the areas of product development and our product pipeline. In the first months of 2005 we have already taken two important steps in this direction through our arrangement to license Unreal Engine 3.0 technology for next generation console development and through our multi-product agreements with Warner Brothers to bring a broad portfolio of Cartoon Network programming to the videogame market. Although we expect to grow revenues approximately 40% in 2005, we are even more excited about our 2006 product lineup when we expect to see results from our investment in next generation console development, major PC franchise launches and licensed content from our Warner agreements,” added Mr. Zucker.

CONFERENCE CALL

Midway Games Inc. is hosting a conference call and simultaneous web cast open to the general public at 4:45 p.m. EST today, Monday, February 28, 2005. The conference call number is (706) 679-7522; please call five minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the live call on the Internet at www.investor.midway.com or at www.fulldisclosure.com. Please log-on fifteen minutes in advance to ensure that you are connected prior to the call's initiation. Following its completion, a replay of the call can be accessed until March 1 at 4:45pm EST, by dialing 800/633-8284 or 402/977-9140 (international callers). The access code for the replay is 21231842. Additionally, a replay of the call will be available for twelve months on the Internet via www.investor.midway.com.

Midway Games Inc. is a leading developer and publisher of interactive entertainment software. Midway videogames are available for play on major videogame platforms including the PlayStation®2 computer entertainment system, Xbox™ video game system from Microsoft, and Nintendo GameCube™ and Game Boy® Advance.

Our reference above to Gamerankings.com is not an endorsement of that site. The information on that site has been prepared by third parties, and Midway does not monitor, endorse or have any responsibility for its content.

This press release contains forward-looking statements concerning future business conditions and the outlook for Midway Games Inc. (the "Company") based on currently available information that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, the upcoming console platform transition and other technological changes, dependence on major platform manufacturers and other risks more fully described under "Item 1. Business - Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2003, and in the more recent filings made by the Company with the Securities and Exchange Commission.

- tables follow -

Midway Games, 2/28/05
MIDWAY GAMES INC.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three-Months Ended December 31,			Twelve Months Ended December 31,
	2004		2003	2004		2003
Revenues	$77,227		$30,099	$161,595		$92,524
Cost of sales:
Product costs and distribution	26,904		14,311	62,742		47,206
Royalties and product development (1)	14,557		19,646	41,275		66,099
Total cost of sales	41,461		33,957	104,017		113,305
Gross profit (loss)	35,766		(3,858)	57,578		(20,781)
Research and development expense	5,963		7,206	25,621	(2)	22,809
Selling and marketing expense	13,142		12,546	41,159		35,044
Administrative expense (3)	4,946		3,733	15,949	(4)	27,688	(5)
Restructuring and other charges (6)	21		595	(106)		9,653
Operating income (loss)	11,694		(27,938)	(25,045)		(115,975)
Interest income	505		119	1,267		751
Interest expense	(338)		(25)	(1,248)		(70)
Other income, net (7)	6,098		409	6,395		1,331
Income (loss) before income taxes	17,959		(27,435)	(18,631)		(113,963)
Provision for income taxes	329		328	1,314		1,264
Net income (loss)	17,630		(27,763)	(19,945)		(115,227)
Preferred stock dividends:
Distributed	64		501	1,884		1,455
Imputed (8)	1		301	2,915		1,252
Income (loss) applicable to common stock	$17,565		$(28,565)	$(24,744)		$(117,934)
Income (loss) per share of common stock:
Basic	$0.20	(9)	$(0.52)	$(0.34)		$(2.43)
Diluted	$0.19	(9)	$(0.52)	$(0.34)		$(2.43)
Weighted average number of shares:
Basic	85,720		54,471	72,421		48,486
Diluted	89,253		54,471	72,421		48,486

(1)	Royalties and product development costs include charges relating to the writedown of capitalized product development costs of $5.6 million and $5.9 million during the three-months ended December 31, 2004 and 2003, respectively; and $9.8 million and $33.2 million during the twelve-months ended December 31, 2004 and 2003, respectively.

(2)	During June 2004, Kenneth J. Fedesna ceased to serve as executive vice president - product development of the Company. As a result of this event, research and development expenses for the twelve-months ended December 31, 2004 include $1.3 million of charges incurred under the terms of the Company's severance agreement with Mr. Fedesna.

(3)	We were the defendant in an intellectual property infringement case involving characters appearing in one of our videogames. In October 2004, we entered into an agreement with the plaintiff to settle all related claims. During the twelve-months ended December 31, 2003, we recorded a $2.0 million estimate for a loss contingency related to this matter. As a result of this settlement, we reduced administrative expense during the twelve-months ended December 31, 2004 by $1.75 million.

- more -

Midway Games, 2/28/05

(4)	During June 2004, Neil D. Nicastro ceased to serve as Chairman of the Board of the Company. As a result of this event, administrative expense for the twelve-months ended December 31, 2004 includes an additional $0.3 million of charges.

(5)	During May 2003, Mr. Nicastro ceased to serve as chief executive officer, president and chief operating officer of the Company. As a result of this event, administrative expense for the twelve-months ended December 31, 2003 included an additional $9.5 million of charges incurred under the terms of the Company's severance agreement with Mr. Nicastro.

(6)	The Company incurred restructuring and other charges related to the consolidation of California product development and marketing operations implemented during late 2002 and 2003.

(7)	During the three-months ended December 31, 2004, the Company settled aggregate liabilities of $6.5 million due to its former parent, WMS Industries Inc. for $1.5 million. As a result, the Company has reflected other income of $5.0 million related to the settlement of these liabilities.

(8)	Imputed preferred stock dividends for the twelve-months ended December 31, 2004 include $2.3 million of accelerated imputed dividends which were recorded upon the conversion of 4,304 shares of Series D redeemable convertible preferred stock to common stock shares during June and July 2004. Imputed preferred stock dividends for the twelve-months ended December 31, 2003 include $0.3 million of accelerated imputed dividends which were recorded upon the redemption of 1,312.5 shares of Series B redeemable preferred stock during May 2003.

(9)	Basic and diluted income per share of common stock for the three-months ended December 31, 2004 is calculated using income allocable to common shares of $17.3 million in accordance with applicable accounting standards.

- balance sheets follow -

Midway Games, 2/28/05
MIDWAY GAMES INC.
Consolidated Balance Sheets
(In thousands)

December 31,	December 31,
2004	2003

Assets
Current assets:
Cash and cash equivalents	$118,313	$41,682
Receivables, net	15,724	15,814
Inventories	6,893	3,566
Capitalized product development costs	27,850	11,292
Prepaid expenses and other current assets	6,570	4,634
Total current assets	175,350	76,988

Capitalized product development costs	809	-
Property and equipment, net	15,470	13,272
Goodwill	39,533	33,464
Other assets	11,155	1,725
Total assets	$242,317	$125,449

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,673	$5,413
Accrued compensation and related benefits	5,183	3,674
Accrued royalties	3,493	2,961
Accrued selling and marketing	3,525	2,016
Current portion of long-term debt	3,333	-
Other accrued liabilities	11,249	12,255
Total current liabilities	33,456	26,319

Long-term debt	10,278	-
Due to related parties	-	12,402
Deferred income taxes	6,773	5,460
Other noncurrent liabilities	340	1,219

Redeemable convertible preferred stock, Series D, redeemable at $4,460 and $35,000 at December 31, 2004 and 2003	4,453	32,156

Stockholders’ equity:
Common stock	879	588
Additional paid-in capital	392,177	244,963
Accumulated deficit	(190,612)	(170,667)
Accumulated translation adjustment	(1,420)	(919)
Deferred compensation	(4,379)	(347)
Treasury stock	(9,628)	(25,725)
Total stockholders’ equity	187,017	47,893
Total liabilities and stockholders’ equity	$242,317	$125,449

- supplemental data follow -

Midway Games, 2/28/05

Revenues by Platform
(In thousands)
Three-Months Ended December 31,

Platform	2004	2003
Sony PlayStation 2	$45,583	$18,033
Microsoft Xbox	28,666	8,081
Nintendo GameCube	2,143	2,015
Nintendo Game Boy Advance	66	1,288
Other	769	682
Total Revenues	$77,227	$30,099

Revenues by Platform
(In thousands)
Twelve-Months Ended December 31,

Platform	2004	2003
Sony PlayStation 2	$97,299	$53,292
Microsoft Xbox	54,889	22,804
Nintendo GameCube	4,764	8,068
Nintendo Game Boy Advance	293	4,713
Other	4,350	3,647
Total Revenues	$161,595	$92,524